EXHIBIT 10.40

AGREEMENT REGARDING THE SOLUTIA RETIREE WELFARE TRUST

This agreement (the “Agreement”), dated as of July 29, 2011, is by and between Solutia Inc. (“Solutia”) and the Retiree Liaison Committee appointed pursuant to the First Amended & Restated Retiree Settlement Agreement dated July 10, 2007 (the “Settlement Agreement”).  Capitalized terms not otherwise defined in this Agreement shall have the meanings given to them in the Settlement Agreement.

WHEREAS, pursuant to the Settlement Agreement, Solutia made a one-time cash contribution of $175 million to the Solutia Retiree Welfare Trust (the “Trust”) on February 28, 2008, which was allocated to Sub Account 1 in the Trust, and contributed 1,187,121 shares of Solutia’s new common stock on March 4, 2008 and 34,371 shares of Solutia’s new common stock on March 20, 2008, which, in each case, were allocated to Sub Account 2 in the Trust;

WHEREAS, pursuant to the Settlement Agreement, Sub Account 1 is used to reimburse Solutia for costs associated with providing certain retiree medical, retiree life and disability benefits (“OPEB”) to Pre-Spin Retirees, and Sub Account 2 is used to reimburse Solutia for costs associated with providing such OPEB to Pre-Spin Retirees and Post-Spin Retirees only after the funds in Sub Account 1 have been exhausted;

WHEREAS, the trustee of the Trust (the “Trustee”) may invest the funds allocated to Sub Account 1 in its discretion, subject to the permitted investments described in the Settlement Agreement, and the Trustee follows the direction of an independent fiduciary (the “Independent Fiduciary”) with respect to the holding, sale, exchange or liquidation of the Solutia stock allocated to Sub Account 2;

WHEREAS, in connection with the anticipated emergence of Solutia from bankruptcy, the Retiree Liaison Committee was formed under the Settlement Agreement and given the power to take certain post-emergence actions on behalf of retirees as set forth in the Solutia 2008 Retiree Welfare Plan (the “Plan”);

WHEREAS, Solutia emerged from bankruptcy protection on February 28, 2008; and

WHEREAS, the results of the operation of the Plan and Trust since the date of Solutia’s emergence from bankruptcy have made apparent to the parties hereto that certain changes are desirable to better provide OPEB to retirees, enable adequate funding for such OPEB and fulfill the purposes of the Settlement Agreement;

NOW, THEREFORE, the parties hereto, in consideration of the premises and the respective agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, agree as follows:

1.           Combination of Sub Accounts in Trust.  The parties hereto agree that on or about August 15, 2011, Solutia will instruct the Independent Fiduciary to sell, on the public market, Solutia stock held in Sub Account 2 of the Trust in equal installments each month for the next 12 months.  The cash proceeds of each such sale will be immediately transferred to Sub Account 1 of the Trust, such that, on and after the date of the last such sale, Sub Account 1 shall be the only account in the Trust.

2.           Permitted Investments of Trust Assets. Effective as of the date hereof, the Permitted Investments of Sub Account 1 (including, after the sales and transfers described in Section 1 hereof, the proceeds of the sale of Solutia stock) shall include corporate and government bonds rated “A” or better.

3.           Increase in Defined Dollar Limit.  Effective January 1, 2011, with respect to Pre-Spin Retirees, the Defined Dollar Limit for each “Participant” (as defined in the Plan) shall be increased by $650.

4.           Expansion of Covered Individuals. Effective as of January 1, 2011, the Trust shall reimburse Solutia for out-of-pocket costs (as described in the Trust and Settlement Agreement) associated with providing OPEB under the Solutia Inc. Medical Benefits Plan for Retirees (as amended and restated effective January 1, 2006) to retirees who were covered by a collective bargaining agreement upon their retirement from Solutia on and after January 1, 2003 (“Post-2003 Union Retirees”). Such reimbursements shall be made at the same time and in the same manner as reimbursements from the Trust made with respect to Pre-Spin Retirees and Post-Spin Retirees.

5.           Reimbursement to Solutia.  Effective January 1, 2011, notwithstanding any other provision of the Plan, the Trust or the Settlement Agreement to the contrary, the Trust shall reimburse Solutia for 100% of the out-of-pocket costs, including all administrative costs, net of Net Costs, for providing OPEB to Pre-Spin Retirees, Post-Spin Retirees and Post-2003 Union Retirees; provided that with respect to the Post-2003 Union Retirees any increased costs for medical or life insurance benefits after the date hereof that may result from union contract negotiations will not be reimbursed by the Trust.

6.           Additional Funding of Trust.  As soon as practicable after each December 31 (starting with December 31, 2011), Solutia shall (a) cause its actuary to determine the funded status of the Trust as of each December 31 (the “Measurement Date”) by comparing the present value of Solutia’s OPEB liabilities to the value of Trust assets as of such date, and (b) notify (in accordance with Article XIII, Section 10 of the Trust) the Retiree Liaison Committee of such determination. To the extent that the Trust is determined by Solutia’s actuary to be less than 90% funded as of any Measurement Date, Solutia shall contribute cash to the Trust, no later than December 31 of the year following such Measurement Date, to fund the Trust to 100%.

7.           Intended Permanence of Agreement.  The provisions of this Agreement are intended by the parties hereto to be permanent, and any additional benefits or participant cost reductions resulting from this Agreement are outside the scope of the last sentence of Section 16.1(d) of the Plan.

8.           Cooperation.  The parties hereto agree, without further consideration, that they will in good faith cooperate and execute and deliver such other documents and take such other actions as may be necessary to effectuate the subject matter and purpose of this Agreement.

9.           Representations of Parties.  Solutia represents to the Retiree Liaison Committee that it has the full power and authority to enter into this Agreement and that the person executing this Agreement on behalf of Solutia has been duly authorized and empowered to execute and deliver this Agreement on Solutia’s behalf.  The Retiree Liaison Committee represents to Solutia that it has the full power and authority to enter into this Agreement and that the person executing this Agreement on behalf of the Retiree Liaison Committee has been duly authorized and empowered to execute and deliver this Agreement on the Retiree Liaison Committee’s behalf.

10.           Entire Agreement; Binding Effect; No Third Party Beneficiary.  This Agreement contains the entire agreement of the parties hereto with respect to the matters set forth herein and constitutes the complete, final and exclusive embodiment of their agreement with respect to the subject matter hereof. This Agreement will be binding upon and will inure to the benefit of each of the parties hereto and each of their respective successors and assigns.  Nothing contained in this Agreement is intended to confer upon any person other than the parties hereto and their respective successors and assigns any rights or remedies hereunder. No provision of this Agreement gives any legal or equitable right, remedy or claim to any participant in or beneficiary of the Plan or the Trust.

11.           Effect of Invalid Provisions.  If any provision of this Agreement is determined to be invalid, inoperative or unenforceable, this will not render any other provision of the Agreement invalid, inoperative or unenforceable.

12.           Amendment.  This Agreement may be amended, modified, superseded, cancelled or terminated only by a written instrument executed by each of the parties hereto.

13.           Governing Law.  This Agreement will be governed by and construed in accordance with the laws of the State of Missouri, without regard to principles of conflicts of law, to the extent such laws are not preempted by the laws of the United States.

14.           WAIVER OF JURY TRIAL. THE PARTIES HERETO HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT.

15.           Interpretation. The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties hereto and no presumption or burden of proof will arise favoring or disfavoring either party hereto by virtue of the authorship of any of the provisions of this Agreement. The parties hereto agree that prior drafts of this Agreement and other agreements and other instruments entered into in connection with this Agreement relating to the transaction contemplated hereby will be deemed not to provide any evidence as to the meaning of any provision hereof or the intent of the parties hereto with respect hereto.

16.           Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.  This Agreement and any amendments hereto, to the extent signed and delivered by means of digital imaging and electronic mail or a facsimile machine, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement regarding the Solutia Retiree Welfare Trust to be executed as of the date first above written.

SOLUTIA INC. By: /s/Paul J. Berra III Name: Paul J. Berra III Title: Sr. Vice President, General Counsel
RETIREE LIAISON COMMITTEE By: /s/Kenneth M. Kettler Name: Kenneth M. Kettler Title: Committee Chairman